Exhibit 99.1

          Pericom Semiconductor Reports Fiscal Third Quarter Results

    SAN JOSE, Calif., April 20 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM) today announced results for its fiscal third quarter ended March 31, 2004. Results include the acquired operations of SaRonix LLC since October 1, 2003.
    Net revenues for the third quarter were $18,466,000, up 9.6% from $16,850,000 in the previous quarter and are up 60.7% from $11,492,000 in the comparable period last year. Pro forma net loss for the quarter was $56,000, or ($0.00) per share, compared to a net loss of $629,000, or ($0.02) per share, in the previous quarter and versus a pro forma net loss of $631,000, or ($0.02) per share, in the comparable period a year ago. Net revenues for the nine months ended March 31, 2004 were $46,388,000, up
38.7% from $33,452,000 a year ago. Pro forma net loss for the nine month period ending March 31, 2004 was $1,434,000, or ($0.06) per share, versus a pro forma net loss of $2,369,000, or ($0.09) per share, in the prior year comparable period.
    Our GAAP financial results include one-time non-recurring charges which are explained in the reconciliation of pro forma and GAAP financial results that appears in the financial statements portion of this release. Our net loss under GAAP for the quarter was $96,000, or ($0.00) per share, compared to a net loss of $1,875,000, or ($0.07) per share, in the previous quarter and a net loss of $631,000, or ($0.02) per share, in the comparable period a year ago. Net loss for the nine month period ending March 31, 2004 was $2,771,000, or ($0.11) per share, versus a net loss of $3,957,000, or ($0.15) per share, in the prior year comparable period.
    Pericom management believes pro forma financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring or otherwise unusual transactions. Our criteria for determining pro forma results may differ from other companies' methods, and should not be regarded as a replacement for corresponding GAAP measures.
    Alex Hui, President and Chief Executive Officer of Pericom said, "We are pleased to deliver sequential revenue growth of approximately 10% for the second consecutive quarter. IC's grew 10.7% sequentially and Frequency Control Products ("FCP's") advanced 6.7%. We are encouraged that our consolidated gross margin percent increased 230 basis points. This margin growth was driven by our IC business which benefited from an improved pricing environment, and product mix. Bookings strength continued which again provides an improved backlog for the current quarter. To meet this increased demand and possible tightening of supply we have continued to invest in inventory. The integration of SaRonix is going as planned since the co-location of both companies was completed in January 2004. We feel that the synergies we envisioned from the combination of IC's and quartz-based timing solutions will yield positive results in the future. We believe we are on the verge of returning to profitability, and that we are well positioned to leverage our financial strength and our strategic investments in new product development, the acquisition of SaRonix, employees and global infrastructure."

    NEW PRODUCTS
    New products released during the quarter offer next generation solutions for customers in their focus market segments including communications, networking, storage, computing, and industrial. .

    -- Launched a new family of switches that offers 500 MHz of bandwidth to enable true high-performance differential switching in next generation PCI-X servers and advanced memory bus interface.
    -- A 2-bit voltage translator device to support voltage translation from 1.8V to 5V in 2-wire control bus like I2C or SM bus which is found in a large variety of platforms.
    -- Introduced a new high-performance Registered Buffer for next generation DDR-2 registered memory modules in High-end Workstations, Servers, Routers/Switches, and Storage Area Networks.
    -- Expanded our Clock IC timing portfolio with a pair of high-performance differential clock buffers that can be used as either voltage translators or I/O signal translators. Both clock devices are designed for high-speed and low-skew applications such as Networking, Telecommunications, Storage, and Industrial Systems.
    -- Strengthened our clock IC portfolio with a high-speed single input to four output clock buffer. This 3.3V or 5V LVCMOS/LVTTL Clock Buffer is ideal for networking clocks and inherently well suited for the Data Communications Market.
    -- On Frequency Control Products, the S7C series TCXO performance was improved to enable a lifetime stability guarantee of 4.6 ppm supporting Stratum-3 type of applications. Available frequencies for S1633 series clock oscillators in 3.2 x 5.0 mm ceramic packages were extended to range from 1.8 MHz to 125.0 MHz.

    JUNE 2004 QUARTER OUTLOOK
    The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

    -- We believe net revenues will increase to $19.75 million to $20.3 million, or approximately 7-10%.
    -- Gross margin is expected to be in the 33-35% range, but this continues to be highly dependent on product mix including the mix between IC products and our frequency control product line.
    -- Operating expenses are expected to increase slightly from last quarter.
    --  Other income is expected to be approximately $1.1 million.

    Pericom will adhere to Regulation Fair Disclosure. The Company will provide its investors and analysts with guidance in the areas of total revenues, gross margin, operating expenses and other income each quarter in our earnings releases and in our conference calls. We will not provide further guidance or updates during the quarter unless we do so via a press release.

    NOTE: Our third quarter results telephone conference call will begin at 1:30 p.m. PDT today. The conference call may be accessed by calling 800-949-8963 and referencing conference number 6657065. A replay of the third quarter results conference call will be available for 7 days commencing from 5:30 PM PDT today. The replay telephone number is 800-642-1687 (domestic) or 706-645-9291 (international) and the access code is 6657065. Please note also that the conference call will be simultaneously Webcast live at: www.pericom.com/investors and at www.firstcallevents.com/service/ajwz403604253gf12.html followed by on-demand Webcast beginning at 5:30 p.m. PDT today through May 20, 2004 on either site (Webcast requires Windows MediaPlayer).

    Pericom Semiconductor Corporation offers customers worldwide the industry's most complete silicon and quartz based solutions for the Computing, Communications, and Industrial market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com

    This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions 'June 2004 Quarter Outlook' and statements regarding the Company's future growth, backlog, bookings strength, future revenues, gross margin, operating expenses, other income, inventory level, profitability, customer and product demand, our being well positioned to leverage our strengths and strategic investments, our being positioned to respond to customer demand and the expectation of future benefit and synergies from the acquisition of SaRonix LLC, including offering various timing solutions, reducing product cost, leveraging our respective strengths and joint development. The company's actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, difficulties in integrating SaRonix with our business, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 30, 2003 and, in particular, the risk factors sections of this filing.



                         Pericom Semiconductor Corporation
                   Consolidated Statements of Operations - GAAP
                      (In thousands, except per share data)
                                   (unaudited)

                                     Three Months Ended     Nine Months Ended
                                   Mar 31,  Dec 31,  Mar 31,  Mar 31,  Mar 31,
                                     2004     2003     2003     2004     2003

    Net revenues                  $18,466  $16,850  $11,492  $46,388  $33,452

    Cost of revenues               12,275   12,262    8,028   32,391   23,441

       Gross profit                 6,191    4,588    3,464   13,997   10,011

    Operating expenses:

       Research and development     3,451    3,987    2,758   10,648    8,476

       Selling, general and
        administrative              4,277    4,292    2,673   11,084    8,630

       Restructuring charge             0      784        0      784    1,431

              Total                 7,728    9,063    5,431   22,516   18,537

    Loss from operations           (1,537)  (4,475)  (1,967)  (8,519)  (8,526)

    Other income, net               1,168    1,064    1,024    3,293    3,181

    Recovery (write down) of
     nonmarketable investment           4       --       (1)      (5)  (1,142)

    Loss before income taxes         (365)  (3,411)    (944)  (5,231)  (6,487)

    Income tax benefit               (269)  (1,536)    (313)  (2,460)  (2,530)

    Net loss                         $(96) $(1,875)   $(631) $(2,771) $(3,957)

    Basic and diluted loss per
     share                         $(0.00)  $(0.07)  $(0.02)  $(0.11)  $(0.15)

    Shares used in computing
     basic and diluted
     loss per share                26,166   25,928   25,717   25,970   25,726


                        Pericom Semiconductor Corporation
                Consolidated Statements of Operations - Pro Forma
                      (In thousands, except per share data)
                                   (unaudited)

                                     Three Months Ended     Nine Months Ended
                                   Mar 31,  Dec 31,  Mar 31,  Mar 31,  Mar 31,
                                     2004     2003     2003     2004     2003

    Net revenues                  $18,466  $16,850  $11,492  $46,388  $33,452

    Cost of revenues               12,262   11,582    8,028   31,698   23,382

       Gross profit                 6,204    5,268    3,464   14,690   10,070

    Operating expenses:

       Research and development     3,436    3,594    2,758   10,240    8,476

       Selling, general and
        administrative              4,046    3,882    2,673   10,443    8,563

              Total                 7,482    7,476    5,431   20,683   17,039

    Loss from operations           (1,278)  (2,208)  (1,967)  (5,993)  (6,969)

    Other income, net               1,168    1,064    1,024    3,293    3,181

    Recovery (write down) of
     nonmarketable investment           4       --       (1)      (5)     (53)

    Loss before income taxes         (106)  (1,144)    (944)  (2,705)  (3,841)

    Income tax benefit                (50)    (515)    (313)  (1,271)  (1,472)

    Net loss                         $(56)   $(629)   $(631) $(1,434) $(2,369)

    Basic and diluted loss per
     share                         $(0.00)  $(0.02)  $(0.02)  $(0.06)  $(0.09)

    Shares used in computing
     basic and
      diluted loss per share       26,166   25,928   25,717   25,970   25,726


                       Pericom Semiconductor Corporation
    Reconciliation of Net Loss in Accordance With GAAP to Pro Forma Net Loss
                                 (In thousands)
                                   (unaudited)

                                      Three Months Ended   Nine Months Ended
                                   Mar 31, Dec 31, Mar 31,  Mar 31,  Mar 31,
                                     2004   2003     2003     2004     2003
   Net loss in accordance
     with GAAP                       $(96) $(1,875)  $(631) $(2,771) $(3,957)

    Workforce reduction (Note 1)               230              230      126

    Restructuring charge (Note 2)              784              784    1,431

    Investment write off (Note 3)                                      1,089

    SaRonix inventory fair value
     adjustment (Note 4)                       573              573

    Write off of in-process R&D
     (Note 5)                                  360              360

    Amortization of customer backlog
     (Note 6)                                  320              320

    Moving costs (Note 7)             214                       214

    Write off furniture & fixtures
     (Note 8)                          45                        45

    Income tax benefit (Note 9)      (219)  (1,021)          (1,189)  (1,058)


    Net loss on a Pro Forma basis    $(56)   $(629)  $(631) $(1,434) $(2,369)


    Notes to pro forma adjustments:

    Note 1: In November 2003 and November 2002 we reduced our total workforce by approximately 12% and 10%, respectively.

    Note 2: In December 2003 we recorded a non-recurring charge related to an unused leased facility resulting from our move to a new corporate headquarters. In December 2002 we recorded a non-recurring charge related to an unused leased facility.

    Note 3: In December 2002 we wrote off in its entirety an investment in another company that was deemed to be impaired.

    Note 4: In the three months ended December 2003 we sold inventory acquired from SaRonix that was written up to fair value in connection with the acquisition.

    Note 5: In the three months ended December 2003 we wrote off the cost of acquired in-process R&D.

    Note 6: In the three months ended December 2003 we completely amortized the cost of acquired customer backlog for which we did not incur related selling expenses.

    Note 7: In the three months ended March 2004 we recorded a non-recurring moving charge related to the move to a new corporate headquarters.

    Note 8: In February 2004 we wrote off the net book value of furniture and fixtures no longer in use due to the move referred to in Note 7.

    Note 9: The tax benefit relating to the pro forma adjustments above.


                        Pericom Semiconductor Corporation
                      Condensed Consolidated Balance Sheets
                                  (In thousands)
                                   (unaudited)

                                                   As of              As of
                                              Mar 31, 2004       June 30, 2003
                   Assets

    Current Assets:

          Cash, cash equivalents, and
           short-term investments                 $143,229           $148,990
          Accounts receivable                        9,292              4,302
          Inventories                               15,288              9,963
          Prepaid expenses and other
           current assets                            1,855              1,301
          Deferred income taxes                      1,796              1,401
                Total current assets               171,460            165,957

    Property and equipment, net                      6,283              6,305
    Investment in and advances to joint
     venture                                         6,791              6,506
    Deferred income taxes-non current                3,411              1,085
    Other assets                                     8,472             10,384
                Total assets                      $196,417           $190,237


                Liabilities and Shareholders' Equity

    Current liabilities:

          Accounts payable                          $8,535             $4,170
          Accrued liabilities                        5,573              3,125
          Current portion of long-term debt          1,291                  0
                Total current liabilities           15,399              7,295

    Other long term liabilities                        113                619
                Total liabilities                   15,512              7,914

    Shareholders' equity:
          Common stock                             141,196            139,401
          Retained earnings and other               39,709             42,922
                Total shareholders' equity         180,905            182,323

                Total liabilities and
                 shareholders' equity             $196,417           $190,237


SOURCE  Pericom Semiconductor Corporation
    -0-                             04/20/2004
    /CONTACT: Mike Craighead, VP/Chief Financial Officer for Pericom Semiconductor, +1-408-435-0800, or fax, +1-408-435-1100/
    /Web site:  http://www.pericom.com /
    (PSEM)

CO:  Pericom Semiconductor Corporation
ST:  California
IN:  SEM CPR STW
SU:  ERN ERP CCA